                                 EXHIBIT 01-8K.1


FOR IMMEDIATE RELEASE:     February 27, 2001

CONTACTS:
Stephen R. Roark                                  Carl Thompson
President and Chief Financial Officer             Chief Executive Officer
Stan Politano                                     Carl Thompson Associates
Vice President                                    800-959-9677
Black Hawk Gaming & Development Co., Inc.
303-582-1117


                     BLACK HAWK GAMING & DEVELOPMENT COMPANY
                           ANNOUNCES ACQUISITION OFFER

BLACK HAWK, Colorado - - Black Hawk Gaming & Development Company, Inc. (Nasdaq National Market: BHWK), owner and operator of the Gilpin Hotel Casino in Black Hawk, Colorado, The Gold Dust West Casino in Reno, Nevada, and 75% owner and operator of The Lodge Casino at Black Hawk, today announced that its largest shareholder has offered to acquire the Company.

Jeffrey P. Jacobs, Chairman of the Board and Chief Executive Officer of Black Hawk, presently owns approximately one third of the outstanding Black Hawk common stock. Mr. Jacobs proposed a transaction to purchase all of the remaining shares for a cash price of $11.00 per share. U.S. Bancorp Libra, a division of U.S. Bancorp Investments, Inc., is acting as advisor to Mr. Jacobs.

The Board had previously engaged McDonald Investments, Inc. to identify strategic alternatives available to the Company. At a regularly scheduled meeting of the Board of Directors yesterday, the Board received a report from McDonald. The report outlined two strategic alternatives available to Black Hawk, which included continuing under its current business plan or selling the Company.

The Board determined to consider Mr. Jacobs' offer and appointed a Special Committee to employ independent legal counsel and a financial advisor to assist it in analyzing the offer and negotiating with Mr. Jacobs.

Consummation of the transaction is subject to various conditions, including the negotiation and execution of definitive agreements, approval by Black Hawk's Board of Directors and shareholders, the obtaining of various regulatory approvals, and Mr. Jacobs' ability to obtain financing necessary for the transaction. If a transaction with Mr. Jacobs occurs, it is anticipated that it would close in mid to late summer of 2001.

This press release contains statements of a forward-looking nature regarding a possible sale of the Company and the anticipated timing of that sale. Consummation of any sale would be subject to the conditions described above as well as other market conditions outside of Mr. Jacobs' control. These statements are only predictions and actual events may differ materially.

                                       ###